Exhibit (14) (b)

SUTHERLAND ASBILL & BRENNAN LLP

STEVEN B. BOEHM	1275 Pennsylvania Avenue, NW
DIRECT LINE: 202.383.0176	Washington, DC 20004-2415
Internet: sboehm@sablaw.com	202 383-0100
fax 202 637-3593 www.sablaw.com

January 18, 2007

Board of Trustees
TIAA-CREF Institutional Mutual Funds
730 Third Avenue
New York, N.Y. 10017-3206

Re: TIAA-CREF Institutional Mutual Funds

Trustees:

        We hereby consent to the reference to our name under the caption “Legal Matters” in the combined proxy statement and prospectus filed as part of Post-Effective Amendment No. 1 to the Form N-1A registration statement for TIAA-CREF Institutional Mutual Funds (File No. 333-133458). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/Steven B. Boehm Steven B. Boehm

Atlanta * Austin * New York * Tallahassee * Washington DC